Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
Scott W. Dudley Jr.	Jessica B. Willingham
314-342-0878	314-342-3300 or (toll-free) 855-852-1500
Scott.Dudley@TheLacledeGroup.com	Jessica.Willingham@TheLacledeGroup.com

FOR IMMEDIATE RELEASE

Laclede Completes Purchase of Missouri Gas Energy Assets

Laclede now serves more than 1.1 million Missouri natural gas customers

ST. LOUIS (September 3, 2013) — Laclede Gas Company, a subsidiary of The Laclede Group, Inc. (NYSE: LG), today completed its $975 million purchase of the assets of Missouri Gas Energy (MGE) from a subsidiary of Energy Transfer Partners, L.P. effective September 1, 2013. The addition of MGE solidifies Laclede’s position as the largest natural gas distribution company in Missouri, now serving more than 1.1 million natural gas customers with safe and reliable service.

“Missouri Gas Energy customers will continue to receive outstanding service, now backed by Laclede Gas Company, which has more than 150 years of experience delivering natural gas safely, reliably, and efficiently,” said Suzanne Sitherwood, president and chief executive officer of Laclede Group. “We’ve been working on the integration of the two companies since last year, and we are now fully ready to complete a seamless transition as we welcome Missouri Gas Energy employees and customers into the Laclede family.”

Laclede Gas President Steve Lindsey added, “We are hitting the ground running. As our companies come together, we are applying best practices and systems to ensure the highest service levels possible. Part of our initial focus will be to increase investments in the gas distribution system in western Missouri through our pipeline replacement program. At the same time, we will fully implement our new state-of-the-art customer care technology to better serve all of our customers.”

As previously announced, the acquisition aligns with Laclede’s strategy for achieving growth through leveraging its natural gas industry expertise. Laclede expects the acquisition of MGE to be accretive to its Gas Utility segment’s fiscal 2014 net economic earnings per share compared to fiscal 2013. Reported net economic earnings per share for fiscal 2013 will exclude all acquisition impacts such as transaction and transition costs, and new equity and debt issued to finance the acquisition. Further, the addition of MGE will increase the share of Laclede’s earnings generated from stable regulated utility operations, which will continue to support the dividend.

ABOUT THE LACLEDE GROUP

The Laclede Group, Inc. (NYSE: LG), headquartered in St. Louis, Missouri, is a public utility holding company. The Gas Utility segment serves St. Louis and eastern Missouri through Laclede Gas and serves Kansas City and

The Laclede Group, Inc. — 720 Olive Street — St. Louis, Missouri — 63101

NEWS RELEASE

western Missouri through Missouri Gas Energy. Together they provide more than 1.1 million residential, commercial and industrial customers with safe and reliable natural gas service. Laclede’s primary non-utility business, Laclede Energy Resources, Inc., included in the Gas Marketing segment, provides non-regulated natural gas services. Laclede Group is committed to pursuing growth through 1) developing and investing in emerging technologies; 2) investing in infrastructure; 3) acquiring businesses to which the Company can apply its operating model, and 4) leveraging its current business unit competencies. For more information about Laclede and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with the Company’s pending acquisition. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-K for the fiscal year ended September 30, 2012 and the Company’s Form 10-Q for the quarter ended June 30, 2013, both filed with the Securities and Exchange Commission.

This news release references the non-GAAP financial measure “net economic earnings per share.” Management also uses this non-GAAP measure internally when evaluating the Company’s performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. When calculating net economic earnings per share for fiscal 2013, management excludes all acquisition impacts such as transaction and transition costs, and new equity and debt issued to finance the acquisition. Management believes that this presentation provides a useful representation of operating performance by facilitating comparisons of year-over-year results.

These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

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The Laclede Group, Inc. — 720 Olive Street — St. Louis, Missouri — 63101